Exhibit (b)

                               CONFIDENTIAL
                               ------------

                                                              July 16, 1998



DLJ Merchant Banking II, Inc.
277 Park Avenue
New York, New York  10172
Attention: Thompson Dean

                 DAH, Inc./DeCrane Aircraft Holding, Inc.
                             Commitment Letter
                          ----------------------

Ladies and Gentlemen:

          We understand that DLJ Merchant Banking Partners II, L.P., and certain affiliated funds and entities (collectively, "DLJMB") will form a new corporation ("Holdco II") which will be a wholly-owned subsidiary of a second newly-formed corporation ("Holdco I"), for the purpose of acquiring (the "Acquisition") all of the outstanding capital stock (the "Shares") of DAH, Inc. ("DAH"). We understand that the Acquisition will be accomplished, pursuant to the Agreement and Plan of Merger between a wholly owned, newly-formed subsidiary of Holdco II ("Acquisition Co.") and DAH (the "Merger Agreement") through a cash tender offer (the "Tender Offer") by Acquisition Co. for up to 100% of the Shares at a price not to exceed $23.00 per Share followed by a merger (the "Merger") of Acquisition Co. with and into DAH in which any Shares not tendered prior to the Merger will be cancelled in exchange for a cash consideration of $23.00 per Share. We further understand that the Tender Offer will be conditioned on, among other things, the tender and purchase of at least that number of Shares required to permit Acquisition Co. to cause the Merger to occur (the "Minimum Shares"). The Merger will be followed by a merger of Holdco II with and into DAH (the "Holdco II Merger" and, collectively with the Merger, the "Mergers"). Upon consummation of the Merger, DAH will be controlled, through Holdco I, by DLJMB. The Acquisition, the Tender Offer and the Mergers and all related transactions are herein collectively referred to as the "Transaction".


          DLJ Capital Funding, Inc. ("DLJ Capital Funding") is pleased to inform you that it hereby commits to provide the entire $130.0 million of the senior credit facilities described below (the "Credit Facilities"), and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ Securities"), an affiliate of DLJ Capital Funding, is pleased to inform you that it undertakes to use reasonable commercial efforts to arrange a syndicate of other financial institutions that will, together with DLJ Capital Funding, participate in the Credit Facilities. DLJ Securities is sometimes referred to herein as the "Arranger", and the financial institutions (including DLJ Capital Funding) which participate in the Credit Facilities are referred to herein as the "Lenders". DLJ Capital Funding will act as the syndication agent (the "Syndication Agent") for the Lenders, and a financial institution to be identified will act as the administrative agent (the "Administrative Agent") for the Lenders. The Syndication Agent and the Administrative Agent are sometimes referred to herein as the "Agents".

          The Credit Facilities will consist of a tranche A term loan facility of up to $35.0 million and a tranche B term loan facility of up to $45.0 million (collectively, the "Term Facility"), an acquisition revolving credit facility of up to $25.0 million (the "Acquisition Revolving Facility")and a working capital revolving credit facility of up to $25.0 million (the "Working Capital Revolving Facility"), with a sublimit for letters of credit to be mutually agreed upon (collectively, the "Revolving Facility"). The Term Facility will be made available to Holdco II to purchase Shares tendered in the Tender Offer, to refinance existing indebtedness of DAH and its subsidiaries and to pay fees and expenses arising in connection therewith and with the financings contemplated hereby, and, concurrently with the consummation of the Mergers, will be available to DAH for such purposes. "Borrower" as used herein shall refer to Holdco II prior to the consummation of the Mergers and to DAH upon consummation of the Mergers. We understand that the proceeds from the Term Facility, together with up to $4.5 million (or, prior to the availability of the cash of DAH referred to in (iv) below, up to $10.6 million) in borrowings under the Working Capital Revolving Facility, and (i) not less than approximately $65.0 million in cash common equity (the "Equity Contribution") provided by DLJMB, (ii) gross proceeds of not less than approximately $34.0 million from the issuance of PIK Preferred Stock of Holdco I or, in lieu thereof, a bridge financing made available to Holdco I, (iii) gross proceeds of not less than approximately $100.0 million from the issuance of Senior Subordinated Notes of Holdco II or, in lieu thereof, a subordinated bridge financing made available to Holdco II and (iv) after consummation of the Merger, approximately $5.5 million in cash of DAH and its subsidiaries, will be used to pay the consideration for the Shares (including to retire outstanding stock options) pursuant to the Tender Offer and the Merger in the aggregate maximum amount of approximately $182.0 million, to refinance existing indebtedness in the aggregate maximum amount of approximately $93.9 million and to pay fees and expenses arising in connection therewith in an amount not to exceed $13.8 million, and that proceeds of the Revolving Facility will also be used for post-closing general corporate and working capital purposes of the Borrower and its subsidiaries, including permitted acquisitions.

          All commitments, undertakings and agreements hereunder are subject to (a) the terms and conditions set forth herein and in the term sheet annexed hereto as Annex I (the "Term Sheet") and the provisions set forth in Annex II hereto, (b) the terms and conditions contained in the confidential fee letter, dated the date hereof (the "Fee Letter"), between you and the undersigned, (c) the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that would reasonably be expected to materially impair the satisfactory syndication of the Credit Facilities and (d) there being no facts, events or circumstances, now existing or hereafter arising, which are inconsistent with the written information provided to the Arranger and the Syndication Agent prior to the date hereof that come to the attention of the Arranger or the Syndication Agent after the date hereof and which would reasonably be expected to have a material adverse effect on the business, assets, operations, financial position or prospects of DAH and its subsidiaries, taken as a whole, or the consummation of the Transaction. In the event any of the foregoing conditions, events or circumstances are not satisfied, the Arranger and the Syndication Agent reserve the right to either terminate their respective commitments, undertakings and agreements hereunder (and thereafter have no other or further obligations hereunder or in connection with the Credit Facilities) or to propose alternative financing amounts or structures that assure adequate protection for the Arranger, the Syndication Agent and the Lenders. Furthermore, as a condition to the commitments, undertakings and agreements contained herein, you agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly set forth in the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facilities unless you and we shall so agree.

          As we discussed, it is the intent of the Arranger to solicit commitments from prospective Lenders promptly following the execution of this commitment letter. Nonetheless, our commitments are not subject to syndication of the Credit Facilities. The Arranger will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In that regard, you agree to actively assist the Arranger, in all commercially reasonable respects, in the syndication of the Credit Facilities, which assistance will require, among other things, that you provide all information the Arranger or Syndication Agent reasonably deem to be necessary to successfully complete the syndication, including projections (the "Projections") and other information prepared by you or on your behalf relating to DAH and its subsidiaries and their businesses, assets, financial condition, operations and prospects. You hereby represent and covenant that (a) all factual information (the "Information") that has been or will be made available to the Arranger or the Syndication Agent by you or on your behalf is or will be, when furnished, taken as a whole, complete and correct in all material respects and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Arranger or the Syndication Agent by you or on your behalf have been or will be prepared in good faith based upon reasonable assumptions. In arranging and syndicating the Credit Facilities, the Arranger will use and rely on the Information and Projections without independent verification thereof. The Arranger reserves the right to reallocate, in a mutually acceptable manner, amounts among the tranche A term loan facility and the tranche B term loan facility, and to adjust the amortization schedule and final maturity in respect thereof, if, in the Arranger's judgment, such a reallocation would result in a more successful syndication; provided, however, that no such reallocation shall increase any fees specified in the Fee Letter.

          In addition, you agree to use your reasonable efforts to make certain members of the management of DAH and its subsidiaries, as well as their consultants and advisors, available during regular business hours to answer questions regarding the Credit Facilities, to review and assist in the preparation of the syndication memorandum relating to the Credit Facilities, to meet with prospective Lenders and to use your and their best efforts to ensure that the Arranger's syndication efforts benefit from the lending relationships of DAH and its subsidiaries.

          By your signature below you hereby indemnify and hold harmless the Arranger, each of the Agents, each other Lender committing to participate in the Credit Facilities and each of their respective affiliates, directors, officers, agents and employees, and agree to promptly pay all of the fees and expenses, in each case following demand, as set forth in Annex II hereto (with the terms and provisions of such Annex II hereby being incorporated by reference), whether or not definitive credit, security and other documentation (collectively, the "Credit Documentation") is ultimately executed and delivered or any of the transactions contemplated hereby or in connection therewith are ultimately consummated.

          This commitment letter, the Term Sheet, Annex II hereto and the Fee Letter are delivered to you with the understanding that neither this letter, the Term Sheet, such Annex II or the Fee Letter, nor the substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without the prior written consent of the Arranger and the Syndication Agent, except in the case of those in a confidential relationship to you, such as legal counsel or accountants, DAH and its financial and legal advisors, or as required by law or any court or governmental agency (and in each such event of permitted disclosure as required by law, court or government agency you agree, to the extent permitted by law, promptly to inform us).

           Notwithstanding the foregoing, (i) this commitment letter, the Term Sheet and Annex II (but not the Fee Letter or its contents) may be summarized or otherwise described in any disclosure document relating to the Transaction that is furnished to stockholders of Holdings, DAH or potential investors in the Transaction, and copies thereof may be filed with the Securities Exchange Commission or any other regulatory authority with whom, in the opinion of your counsel or counsel to DAH, such filing is required by law and (ii) amounts payable under the Fee Letter may be included in fees and expenses payable in connection with the Transaction in any disclosure document to the extent, in the opinion of your counsel or counsel to DAH, required by law. This commitment letter, the Term Sheet, Annex II hereto and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

          THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTER, AND ANY OTHER COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL DAMAGES.

          If you agree with the foregoing, please sign and return to us the enclosed copy of this commitment letter and the Fee Letter no later than 5:00 p.m., New York time, on July 17, 1998. All commitments, undertakings and agreements of the undersigned will terminate at such time unless an executed copy of this commitment letter and the Fee Letter, each signed by you, has been delivered to the undersigned; provided, however, that, any term or provision hereof to the contrary notwithstanding (i) all your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitments, undertakings and agreements of the Arranger and the Syndication Agent pursuant to this paragraph, and (ii) all such commitments, undertakings and agreements will terminate in any event at 5:00 p.m., New York time, on October 31, 1998 unless, on or prior to such time, definitive Credit Documentation satisfactory to the Arranger, the Syndication Agent and its counsel has been executed and delivered by you and the Agents (with the date of such execution and delivery being referred to as the "Closing Date").



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We look forward to working with you.

                                   Very truly yours,

                                   DLJ CAPITAL FUNDING, INC.



                                   By: /s/ Eric Swanson
                                       -----------------------------------
                                       Title: Managing Director


                                   DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION



                                   By: /s/ Eric Swanson
                                       -----------------------------------
                                       Title: Managing Director



Agreed to and Accepted
this 16 day of July, 1998

DLJ MERCHANT BANKING II, INC.
on behalf of:

DLJ Merchant Banking Partners II, L.P.
DLJ Offshore Partners II, C.V.
DLJ Diversified Partners, L.P.
DLJMB Funding II, Inc.
DLJ First ESC, L.P.
DLJ First ESC II, L.P.
UK Investment Plan 1997 Partners
DLJ Merchant Banking Partners  II, A, L.P.
DLJ Diversified Partners, - A, L.P.
DLJ EAB Partners, L.P.
DLJ Millenium Partners
DLJ Millenium Partners - A, L.P.



By: /s/ Thompson Dean
    --------------------------
    Title: Managing Director





                                                                       ANNEX I


                                TERM SHEET
                                ----------

          (Unless otherwise defined, terms used in this Term Sheet have the meanings ascribed thereto in the commitment letter dated July 16, 1998 (the "Commitment Letter"), to which this Term Sheet is annexed).


I. PARTIES

Borrower:                The Term Facility will be made available to Holdco II
                         to be contributed to Acquisition Co. to purchase
                         Shares tendered in the Tender Offer, to refinance existing indebtedness of DAH and its subsidiaries and to pay fees and expenses arising in connection therewith and with the financings contemplated hereby, and, concurrently with the consummation of the Mergers, will be available to DAH. "Borrower" as used herein shall refer to Holdco II prior to the consummation of the Mergers and to DAH upon consummation of the Mergers.

Arranger:                Donaldson, Lufkin & Jenrette Securities Corporation
                         or one or more of its affiliates ("DLJ Securities" or the "Arranger").

Syndication Agent:       DLJ Capital Funding, Inc. or one or more of its
                         affiliates ("DLJ Capital Funding" or the "Syndication Agent").

Administrative
  Agent: A financial institution to be agreed upon by the Arranger, the Syndication Agent and the Borrower. The Syndication Agent and the Administrative Agent are herein collectively referred to as the "Agents".

Letter of Credit Issuer: The Administrative Agent or other Lender under the
                         Revolving Facility (in such capacity, the "Issuer").

Lenders: DLJ Capital Funding and a group of financial institutions (collectively, the "Lenders") as may be approved by the Arranger, the Syndication Agent and the Borrower, such approval not to be unreasonably withheld.


II. THE CREDIT FACILITIES

Closing Date:            No later than October 31, 1998.

General Description of
Credit Facilities:       A maximum amount of $130.0 million in senior financing
                         to be provided to the Borrower pursuant to an acquisition revolving credit facility (the
                         "Acquisition Revolving Facility"), a working capital revolving credit facility (the "Working
                         Capital Revolving Facility" and, together with the Acquisition Revolving Facility, the "Revolving
                         Facility") and a term loan facility (the "Term
                         Facility").  The Term Facility and the Revolving
                         Facility are collectively referred to herein as the "Credit Facilities". Loans made under the Credit Facilities are herein collectively referred to as "Loans", with the Loans under the Term
                         Facility being herein collectively referred to as the "Term Loans" and Loans under the Revolving
                         Facility being herein collectively referred to as "Revolving Loans". The Credit Facilities will be secured to the extent referred to under "Security" below.

A.  Acquisition Revolving
    Facility:            Pursuant to the Acquisition Revolving Facility
                         Revolving Loans may be borrowed, prepaid and reborrowed by the Borrower from time to time on and after the date of the consummation of the Merger and prior to the Acquisition Revolving
                         Facility Loan Maturity Date (as set forth below).

    Acquisition          $25.0 million.
    Revolving Facility
    Commitment Amount:

    Mandatory Reductions The Acquisition Revolving Facility Commitment Amount
    in Commitment        shall be subject to mandatory reductions on a
    Amount:              semi-annual basis in aggregate annual amounts as
                         follows:

                                Year      Aggregate Annual Reduction
                                ----      --------------------------
                                 1                    0%
                                 2                    0%
                                 3                   15%
                                 4                   15%
                                 5                   70%
                                                    ---
                                                    100%

                         Notwithstanding the foregoing, prior to the Acquisition Revolving Facility Loan Maturity Date, no reduction in the Acquisition Revolving Facility Commitment Amount and no prepayment of Revolving Loans outstanding under the Acquisition Revolving Facility shall be required to the extent at any time the Acquisition Revolving Facility Commitment Amount would be reduced below the aggregate amount of Revolving Loans outstanding under the Acquisition Revolving Facility.

Purpose: Proceeds of the Acquisition Revolving Facility shall be used for acquisitions, subject to the restrictions described under "Covenants".

Acquisition Revolving    The fifth anniversary of the Closing Date.
  Facility Loan Maturity
  Date:

B.  Working Capital      Pursuant to the Working Capital Revolving Facility
    Revolving Facility   (i) Revolving Loans may be borrowed, prepaid and
    and Swing Line       reborrowed by the Borrower and (ii) letters of credit
    Facility:            ("Letters of Credit") may be issued, reimbursed
                         and re-issued on behalf of the Borrower and its subsidiaries, in each case from time to time prior to the Working Capital Revolving Facility
                         Commitment Termination Date (as set forth below).
                         The Working Capital Revolving Facility will be available for swing line advances in an amount to be mutually agreed upon (the "Swing Line Loans") to be made by the Administrative Agent. Swing
                         Line Loans will constitute usage under the Working
                         Capital Revolving Facility (except for purposes of calculation of the Commitment Fee as defined below), and will reduce availability under the Working Capital Revolving Facility dollar for dollar.

Working Capital          $25.0 million, subject to increase as provided below.
Revolving Facility
Commitment Amount:

Purpose: A borrowing of up to $4.5 million may be made under the Working Capital Revolving Facility to purchase Shares pursuant to the Tender Offer or the Merger. Other borrowings made on or after the consummation of the Merger under the Working Capital Revolving Facility shall be used for general corporate and working capital purposes of the Borrower and its subsidiaries.


Working Capital          The fifth anniversary of the Closing Date.
Revolving Facility
Commitment Termination
Date:

Letter of Credit         Outstanding Letters of Credit and related
Sub-Facility             reimbursement obligations may not exceed an amount
Availability:            to be mutually agreed upon.  Each issuance of a
                         Letter of Credit will constitute usage under the Working Capital Revolving Facility and will reduce availability of Revolving Loans thereunder dollar for dollar. Letters of Credit must expire on the earlier of (i) one year from the date of issuance
                         (subject, in certain cases, to customary
                         "evergreen" provisions) and (ii) the Working
                         Capital Revolving Facility Commitment Termination
                         Date.


Increase of Working      At any time prior to the Working Capital Revolving
Capital Revolving        Facility Commitment Termination Date, the Borrower
Facility Commitment:     shall have the right, without the consent of any
                         Lender (other than with respect to clause (c) below), to effectuate an increase in the Working
                         Capital Revolving Facility commitments by requesting that the Syndication Agent arrange for the Lenders to increase proportionally their percentage of the Working Capital Revolving
                         Facility commitments or for other eligible institutions (who shall, upon completion of certain requirements, constitute "Lenders") to provide additional Working Capital Revolving
                         Facility commitments so that such increased and added Working Capital Revolving Facility
                         Commitments shall provide the additional Working
                         Capital Revolving Facility commitments effected pursuant hereto; provided, such increase shall be subject to certain mutually agreed upon conditions, including that (a) the aggregate amount of the additional Working Capital Revolving
                         Facility commitments shall not exceed $20.0 million, (b) before offering additional Working
                         Capital Revolving Facility commitments to non-
                         Lenders, the Syndication Agent shall first offer the additional commitments to existing Lenders on a pro rata basis followed, if necessary, by an offer on a non-pro rata basis and (c) no Lender's
                         Working Capital Revolving Facility commitment shall be increased without the consent of such Lender.


C.  Term Loan Facility:  The Term Loan Facility pursuant to which non-
                         revolving Loans ("Term Loans") will be made, will consist of tranche A term loans ("Tranche A Term Loans") and tranche B term loans ("Tranche B Term Loans") made available to purchase Shares tendered pursuant to the Tender Offer and the Merger, to refinance existing indebtedness of DAH and its subsidiaries and to pay fees and expenses arising in connection therewith and with the financings contemplated hereby. Once repaid, the Term Loans cannot be reborrowed.

Term Loan Facility
Commitment Amount:

   Tranche A Term Loans: $35.0 million
   Tranche B Term Loans: $45.0 million.

Purpose: Proceeds of the Term Loans, together with up to $4.5 million (or, prior to the availability of the cash of DAH referred to in (iv) below, up to $10.6 million) in borrowings under the Working Capital Revolving Facility, and (i) not less than $65.0 million in cash common equity provided by DLJMB,
                         (ii) gross proceeds of not less than $34.0 million from the issuance by Holdco I of its PIK Preferred Stock or, in lieu thereof, a bridge financing made available to Holdco I, (iii) gross proceeds of not less than $100.0 million from the issuance by Holdco II of its Senior Subordinated Notes or, in lieu thereof, a subordinated bridge financing made available to Holdco II and (iv) after consummation of the Merger, approximately $5.5 million in cash of DAH and its subsidiaries, will be used to pay the consideration for the Shares (including to retire outstanding stock options) pursuant to the Tender Offer and the Merger in the aggregate maximum amount of approximately $182.0 million, to refinance existing indebtedness of DAH and its subsidiaries in the aggregate maximum amount of approximately $93.9 million and to pay fees and expenses arising in connection therewith, in an amount not to exceed $13.8 million.

Amortization of the      Tranche A Term Loans.  The Tranche A Term Loans will
Term Loan Facility:      have a final maturity date of five years after the
                         Closing Date. Quarterly amortization will be required in aggregate annual amounts to be determined.

                         Tranche B Term Loans. The Tranche B Term Loans will have a final maturity date of seven years after the Closing Date. Quarterly amortization will be required in aggregate annual amounts equal to 1% of the original principal amount during each of the first six years and to the remaining balance thereof in the seventh year.

Interest Rate:           At the Borrower's option, Loans will bear interest
                         at (i) the Administrative Agent's Base Rate or
                         (ii) reserve-adjusted LIBOR, plus, in each case, the following applicable margins for the first six months after the Closing Date:

                                                      Applicable Margin
                                                      -----------------
                                                     Base Rate     LIBOR
                                                     ---------     -----

                         Revolving Loans               1.00%       2.25%
                         and Tranche A Term Loans

                         Tranche B Term Loans          1.25%       2.50%

                         Following the six-month anniversary of the Closing Date, the margins set forth above for Revolving Loans and Term Loans will thereafter be subject to reductions based on a grid (to be mutually agreed upon) based on the ratio of total debt to EBITDA (to be defined) ("Leverage Ratio").

                         Swing Line Loans shall bear interest at the Base Rate plus the applicable margin for Revolving Loans.

                         In the event that Merger Sub at any time after the consummation of the Tender Offer holds less than the Minimum Shares, the above interest rates will be increased by 1.00% per annum during such period of time.

                         As used herein, the terms "Base Rate", and "reserve - adjusted LIBOR" shall have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at reserve adjusted LIBOR (collectively, "LIBOR Loans") shall be customary and appropriate for financings of this type.

Interest Payment Dates:  Interest periods for LIBOR Loans shall be, at the
                         Borrower's option, one, two, three, six or, if available, nine or twelve months. Interest on LIBOR Loans shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, each third-month anniversary of the commencement of such interest period. Interest on Base Rate Loans shall be payable quarterly in arrears.

Letter of Credit Fees    A letter of credit fee equal to the applicable
and Payment Dates:       LIBOR margin for Revolving Loans then in effect shall
                         accrue on the daily average amount of all outstanding Letters of Credit and shall be payable quarterly in arrears to the Administrative Agent for distribution to each Lender under the Working
                         Capital Revolving Facility. In addition, a fronting fee shall be payable to the Issuer for its own account, as the Issuer of the Letters of Credit, in an amount be to mutually agreed upon on the stated amount of the applicable Letter of Credit quarterly in arrears. In addition, customary administrative, amendment, and drawing fees shall be payable to the Issuer for its own account, as the Issuer of the Letters of Credit.

Optional Prepayments:    Outstanding Loans are voluntarily payable without
                         penalty; provided, however, that LIBOR breakage costs, if any, shall be for the account of the Borrower. Voluntary prepayments of the Term
                         Facility shall be applied ratably between the Tranche A Term Loans and the Tranche B Term Loans and shall be applied to the scheduled installments thereof in a manner to be agreed upon.

Mandatory Prepayments:   Upon consummation of the Merger, customary for the
                         type of transaction proposed and others to be reasonably specified by the Arranger and the Syndication Agent, including, without limitation, an amount equal to (i) 100% of all debt issuances
                         (subject to certain exceptions), (ii) 100% of net proceeds from permitted asset sales (subject to certain exceptions), (iii) 50% of proceeds from the issuance of equity securities and (iv) 50% of excess cash flow (to be defined), provided that at such time as the Borrower's Leverage Ratio is less than or equal to 3.5x, prepayments from the proceeds of equity issuances and excess cash flow will no longer be required, in each case applied first to the Term Loans, ratably between the Tranche A Term Loans and the Tranche B Term Loans, and to the scheduled installments thereof in direct order of maturity, then to the repayment of the outstanding principal amount of Revolving
                         Loans under, and a reduction (to be applied in forward order to scheduled commitment reductions) in, the Acquisition Revolving Facility Commitment
                         Amount, and then to the repayment of the outstanding principal amount of Revolving Loans under the Working Capital Revolving Facility
                         Commitment Amount (without resulting in any reduction of the Working Capital Revolving
                         Facility Commitment Amount). Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Term Loans, Borrower may elect to offer the holders thereof the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event any such holders elect to waive such right, 50% of the amount that would otherwise have been applied as a mandatory prepayment of the Tranche B Term
                         Loans of such holders shall be applied to the prepayment of the Tranche A Term Loans and the remaining 50% of such amount shall be retained by Borrower.

Security:                The Credit Facilities will be secured on a
                         first-priority perfected lien basis by Holdco I's pledge of the stock of Holdco II and by Holdco
                         II's pledge of the stock of Acquisition Co. Upon consummation of the Mergers and assumption of the Credit Facilities by DAH, the Credit Facilities
                         (and all existing and future interest rate hedging arrangements provided by the Lenders and their affiliates) will be secured by a first-priority perfected lien on substantially all property and assets (tangible and intangible) of the Borrower and each of its subsidiaries (with exclusions to be agreed upon), including, without limitation, the capital stock of Borrower and each of the Borrower's direct and indirect subsidiaries, whenever acquired and wherever located; provided, however, that no lien will be taken on the property and assets of foreign subsidiaries and that no more than 65% of the equity interests of foreign subsidiaries will be required to be pledged.

Guarantees:              The Credit Facilities will be guaranteed by
                         Holdco I and by Acquisition Co. Upon consummation of the Mergers, the Credit Facilities will be guaranteed by all direct and indirect domestic subsidiaries of the Borrower.

Commitment Fees:         Commitment fees equal to a per annum percentage (the
                         "Commitment Fee") times the daily average unused portion of the Revolving Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity of termination of such Revolving Facility.

                         For the first six months following the Closing Date, the Commitment Fee for the Working Capital Revolving Facility shall equal 0.50% per annum.

                         For the first six months following the Closing Date, the Commitment Fee for the Acquisition Revolving Facility will be based on the utilization of the Acquisition Revolving Facility as follows:

                         Utilization    Commitment Fee
                         -----------    --------------

                            < 50%              .75%
                            > 50%              .50%
                            -

                         Following the six-month anniversary of the Closing Date, such Commitment Fees for the Revolving Facility will be subject to reductions based on a grid (to be mutually agreed upon) based on the Leverage Ratio.

Conditions Precedent to  The conditions precedent set forth below together
Initial Extensions of    with other reasonable and customary conditions
Credit:                  precedent, which are typical for transactions of
                         the type contemplated hereby, the terms of which shall be mutually agreed upon by the Borrower, the Arranger and the Agents:

                         1. Satisfactory Documentation. Execution and delivery of reasonably satisfactory credit, security, guarantee and other related documentation embodying the structure, terms and conditions contained herein.

                         2.  Corporate Structure.  The capital and
                             organizational structure of Holdco I and its subsidiaries upon completion of the
                             Transaction shall be satisfactory to the Arranger and the Syndication Agent in all respects.

                         3. Acquisition Structure and Documentation. The structure utilized to consummate the Acquisition (including the Tender Offer and the Mergers) and the definitive documentation (including the Merger Agreement) relating thereto (the "Definitive Acquisition Documents") shall be in form and substance satisfactory to the Agents and Lenders (it being understood that the terms and conditions of the Merger Agreement as delivered to the Arranger and the Agents on or prior to the date of the execution of this letter are satisfactory) and the Definitive Acquisition Documents shall be in full force and effect, and no provision of the Definitive Acquisition Documents shall be amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Agents and the Lenders.

                         4.  Consummation of Tender Offer.  Upon
                             consummation of the Tender Offer, Acquisition Co. shall acquire not less than the Minimum Shares pursuant to the Tender Offer, and all other aspects of the Tender Offer shall be consummated pursuant to the Definitive Acquisition Documents. The Tender Offer and the financing thereof shall be consummated in compliance with all applicable laws and regulations (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).

                         5. Capitalization of Holdings. On or prior to the Closing Date, Holdco I shall have received
                             (i) not less than approximately $65.0 million in cash common equity contributions from DLJMB, and (ii) not less than $34.0 million in cash proceeds from the sale of PIK Preferred Stock or, in lieu thereof, an unsecured bridge financing made available to Holdco I, each on terms and conditions satisfactory to Agents and Lenders. The PIK Preferred Stock shall pay no cash dividends for five years from the Closing Date, and shall not be redeemable sooner than six months after the seventh anniversary of the Closing Date; no mandatory redemption or prepayment shall apply to the PIK Preferred Stock, which shall not be guaranteed by the Borrower or any of its subsidiaries.

                         6.  Issuance of New Sub Debt Bridge Financing.
                             On or prior to the Closing Date, Holdco II shall have issued $100.0 million of unsecured New Sub Debt or, in lieu thereof $100.0 million of an unsecured subordinated bridge financing on terms and conditions satisfactory to Agents and Lenders. The New Sub Debt shall not mature, and have no mandatory sinking fund or prepayments, prior to the six months after the seventh anniversary of the Closing Date.

                         7. Material Adverse Change. No material adverse change in the financial condition, operations, assets, business, properties or prospects of DAH and its subsidiaries (excluding Avtech Corporation), taken as a whole, since December 31, 1997 and with respect to Avtech Corporation and its subsidiaries, taken as a whole, since September 30, 1997.

                         8. Closing Certificates and Opinions. Receipt of closing certificates, resolutions, opinions of counsel, a solvency certificate, and other documents customary for the type of transaction proposed and in each case satisfactory in form and substance to the Arranger and the Syndication Agent.

                         9.  Fees.  The Lenders, the Arranger and the
                             Agents shall have received all fees and
                             expenses required to be paid on or before the Closing Date.

                        10. Approvals. All material governmental and third party approvals necessary or advisable in connection with the Acquisition and related transaction and the continuing operations of DAH and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction.

                        11. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of DAH and its subsidiaries, taken as a whole, or which would reasonably be expected to materially adversely affect the consummation of the Transaction.

                        12. Financial Statements. The Lenders shall have received (i) audited financial statements of DAH and its subsidiaries (excluding Avtech Corporation) for the fiscal years ended December 31, 1997, 1996 and 1995 and with respect to Avtech Corporation and its subsidiaries, September 30, 1997, 1996 and 1995, (ii) unaudited financial statements of DAH and its subsidiaries for the fiscal periods most recently ended at least 45 days prior to the Closing Date (including without limitation monthly financial statements for any such period of less than three months, if available), (iii) a pro-forma opening balance sheet of the Borrower as of the date of such most recent financial statement, reflecting the proposed legal and capital structure and
                             (iv) projected financial statements (including balance sheets and statements of operations, and cash flows) of the Borrower and its subsidiaries for the seven-year period after the Closing Date which projected financial statements to the extent delivered after the date of this letter are substantially consistent with the projections delivered to the Arranger on or prior to the date hereof, all of the foregoing to be in form reasonably satisfactory to the Arranger and Syndication Agent.

                        13. Existing Indebtedness. No later than the consummation of the Merger, all existing indebtedness of Borrower and its subsidiaries shall have been repaid in full and commitments thereunder terminated and any security interests or liens securing such indebtedness terminated and released or arrangements with respect thereto satisfactory to the Agents shall be in place.

Additional Conditions    The making of each Loan and the issuance of each
Precedent:               Letter of Credit will be conditioned upon (i) all
                         representations in the Credit Documentation being true and correct in all material respects and (ii) there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.

Representations and      Customary for the type of transaction proposed and
Warranties:              others to be reasonably agreed upon by the Borrower,
                         the Arranger and the Agents.

Covenants:               Customary and appropriate affirmative and negative
                         covenants, including but not limited to
                         limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon.
                         Notwithstanding the foregoing, prior to the Merger the Credit Facilities will not (i) prohibit the sale or other disposition of the Shares held by Acquisition Co. for cash at the fair value thereof so long as the proceeds are held as cash or approved cash equivalents and (ii) prohibit the creation or existence of any lien or encumbrance on or with respect to the Shares. Acquisitions shall be permitted subject to the following: (i) aggregate consideration for any single acquisition shall not exceed $25.0 million, (ii) no potential default or Event of Default shall exist after giving effect to the acquisition (including pro forma financial covenant compliance) and (iii) the acquired company or assets shall be in a line of business related to that of the Borrower or a subsidiary. Financial performance covenants will include a minimum fixed charge coverage test, a minimum EBITDA test, a maximum leverage test and a minimum interest coverage test. Holdco II shall agree to cause the Merger to occur as soon as practicable but in any event within 150 days after consummation of the Tender Offer pursuant to the Definitive Acquisition Documents, including in the event that not less than 90% of the Shares are tendered in the Tender Offer, causing a "short-form" merger to occur promptly following the payment for the Shares purchased in the Tender
                         Offer.

Events of Default:       Customary and appropriate (subject to customary and
                         appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and "changes of control" (to be defined in a mutually agreed upon manner).

Miscellaneous:           Customary for the type of transaction proposed and
                         others to be reasonably agreed upon by the Borrower, the Arranger and the Syndication Agent, including the following:

                         1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from changes in U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection deemed necessary by the Lenders to provide customary protection.

                         2. The Lenders will be permitted to assign and participate Loans, notes and commitments. Any assignments would be by novation, would be in a minimum amount to be agreed upon and would require the consent of the Borrower, and, except for assignments by either Agent, the Administrative Agent (unless such assignment was to another Lender or an affiliate of another Lender), such consent, not to be unreasonably withheld or delayed. Participations shall be without restrictions and participants will have the same benefits as the Lenders with regard to increased costs, capital adequacy, etc., and receipt of information pursuant to the Credit Documentation. Voting by participants will be subject to customary limitations.

                         3. Indemnification of the Arranger, the Agents, each of the Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any losses, claims, damages, liabilities or other expenses, substantially as set forth in Annex II hereto.

                         4. The Borrower shall pay all of the fees and out-of-pocket expenses as set forth in Annex II hereto.

                         5.  Amendments and waivers of the Credit
                             Documentation will require the approval of Lenders holding 51% or more of the Loans and commitments, except that the consent of all the Lenders shall be required with respect to certain customary issues.

                         6.  Waiver of jury trial.

                         7. New York governing law; consent to New York jurisdiction; appointment of New York process agent.

Counsel to the Arranger  O'Melveny & Myers LLP.
and the Syndication
Agent:


This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Credit Documentation. The commitments, undertakings and obligations described herein will be subject to negotiation and execution of definitive Credit Documentation in form and substance satisfactory to the Syndication Agent, its legal counsel and the Lenders.


                                                                      ANNEX II



                        INDEMNIFICATION PROVISIONS
                        --------------------------


          Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the commitment letter (the "Commitment Letter") and term sheet (the "Term Sheet") to which this Annex II is attached.

          DLJMB (the "Indemnitor") shall pay all reasonable fees, costs and expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Credit Facilities and any due diligence investigation performed by the Arranger or either Agent, and the fees and expenses of a single legal counsel (and, if necessary, local counsel) to the Arranger and the Administrative Agent), arising in connection with the negotiation, preparation, execution or delivery of the Commitment Letter, the Term Sheet, the Fee Letter and the definitive Credit Documentation, and the Indemnitor shall be obligated to pay such fees and expenses whether or not definitive Credit Documentation is executed or delivered or the Loans are advanced by the Lenders.

          In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "Indemnified Party" shall mean the Arranger, the Agents, each of the Lenders, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. "Liabilities" shall mean any and all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any claim, action, litigation or proceeding related to or connected with the transactions described in the Commitment Letter, Fee Letter or Term Sheet. In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all reasonable legal or other expenses incurred in connection with investigating, defending or participating in any claim, action, litigation or proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).

          Any terms or provisions of this Annex II to the contrary notwithstanding, upon (i) the execution and delivery of definitive Credit Documentation by the Borrower, the Arranger, the Agents and the Lenders and
(ii) the making of the initial Loans under the Credit Facilities, the terms and provisions of this Annex II shall be superseded in their entirety by the terms and provisions of such Credit Documentation, and the terms and provisions of this Annex II shall be of no further force or effect